Exhibit 99.1

F-star Therapeutics Reports Second Quarter 2021 Financial Results and

Provides Corporate Update

Company to Host Conference Call Today at 9 a.m. EDT

CAMBRIDGE, United Kingdom and CAMBRIDGE, Mass., August 12, 2021 (GLOBE NEWSWIRE) — F-star Therapeutics, Inc. (NASDAQ: FSTX), a clinical-stage biopharmaceutical company dedicated to developing next generation bispecific immunotherapies to transform the lives of patients with cancer, today announces second quarter 2021 financial results and provides a corporate update.

The Company today announces an expanded clinical development strategy for FS118, F-star’s first-in-class bispecific antibody targeting LAG-3 and PD-L1, into checkpoint inhibitor naïve patients. This new study with FS118 is in biomarker enriched subsets of patients with non-small cell lung cancer (NSCLC) and diffuse large B-cell lymphoma (DLBCL). By moving into earlier lines of therapy, FS118 has the potential not only to delay, but also to prevent checkpoint resistance, which could provide an alternative treatment for patients who do not see a durable benefit from currently approved immunotherapies.

In addition to the expanded FS118 clinical strategy, F-star has three other ongoing clinical stage programs. These programs are combined with a strong balance sheet, having closed an underwritten public offering of stock and its “at the market” facility during Q2, which will enable the company to deliver multiple clinical data milestones. At the end of the second quarter the company had over $80 million in cash and cash equivalents. In the past quarter, F-star has also delivered on clinical and business development objectives, specifically the recent interim Phase 1 update on SB 11285 and the announcement of two major collaborations, a licensing agreement with AstraZeneca Plc for STING inhibitors and a supply agreement with MSD (Merck & Co., Inc., Kenilworth, NJ, USA) to evaluate the combination of FS120, F-star’s first-in-class dual-agonist, tetravalent, bispecific antibody targeting CD137 and OX40, with KEYTRUDA® (pembrolizumab), MSD’s anti-PD-1 therapy.

Eliot Forster, CEO of F-star Therapeutics, Inc., said, “I’m happy to share today the expansion of the FS118 clinical development program into checkpoint naïve patients. By targeting LAG-3, which was recently externally validated in the clinic as an important target, and PD-L1 simultaneously, we believe FS118 has the opportunity to improve patient outcomes over those seen with first generation immunotherapies. We also continue to focus on the checkpoint inhibitor refractory patient population in our ongoing FS118 proof-of-concept study in head and neck cancers. We are also pleased to have concluded two new collaborations, with AstraZeneca and MSD for STING antagonists and combining Keytruda with FS120, respectively.

We believe that our strong balance sheet, expanded strategy for FS118, continuing and beneficial partnerships, along with our dedicated staff and investors, position F-star for a promising 2021 and beyond. We look forward to sharing data with you at upcoming medical conferences, including at ESMO next month.”

SECOND QUARTER 2021 AND RECENT HIGHLIGHTS

FS118 development expansion plans following recent external clinical validation of LAG-3: Phase 3 data with LAG-3 at ASCO 2021, further supported F-star’s expansion of the FS118 clinical development plan into checkpoint naïve, biomarker enriched NSCLC and DLBCL patients. This study is anticipated to begin in the second half of 2021.

Strong financial position: In Q2 2021, the Company received $82.6 million in gross proceeds through the combination of an underwritten public offering of stock and use of its “at the market” facility.

FS222 Poster presented at the American Association for Cancer Research (AACR) Annual Meeting in 2021: In April, F-star presented a poster at AACR 2021 entitled ‘FS222, a Tetravalent Bispecific Antibody Targeting CD137 and PD-L1, is Designed for Optimal CD137 Interactions Resulting in Potent T cell Activation Without Toxicity’. This poster and the associated data showcased the differentiation of FS222 from competitor molecules and highlighted the importance of ‘tuning’ for both the affinity and avidity of bispecific antibodies.

Combination of FS120 with KEYTRUDA: Last week, F-star announced a clinical trial collaboration and supply agreement with MSD (Merck & Co., Inc., Kenilworth, NJ, USA), to evaluate the combination of FS120, F-star’s first-in-class dual-agonist tetravalent bispecific antibody targeting CD137 and OX40, with KEYTRUDA® (pembrolizumab), MSD’s anti-PD-1 therapy.

SB 11285 Phase 1 interim update: In July, F-star provided an interim update on the safety, tolerability and pharmacokinetics of its intravenously administered novel STING agonist, alone and in combination with atezolizumab. SB 11285 appeared to be well tolerated both alone and in combination across all dose levels tested to-date, including five dose levels as monotherapy and three dose levels as a combination. The Part 1a/1b study database lock, as defined in the contingent value rights (CVR) agreement entered into in connection with the transaction with Spring Bank Pharmaceuticals, Inc., has been completed. Based on the positive emerging clinical data, further dose escalations are ongoing and a further clinical update is planned for 2022.

SB 11285 in Nature publication and composition of matter patent granted in the US: F-star published on its second-generation STING agonist, SB 11285, in the April 2021 issue of Nature Communications. The study, entitled ‘STING enhances cell death through regulation of reactive oxygen species and DNA damage’ demonstrated that systemic administration of a STING agonist in combination with radiation in a preclinical model enhances local control in Head and Neck Squamous Cell Carcinoma (HNSCC) and suggests that STING expression in the tumor is required for maximal therapeutic benefit. The US Patent Office granted a patent during the quarter with claims protecting the composition of matter of F-star’s SB 11285 molecule giving protection until 2037.

AstraZeneca licenses STING inhibitors: In July, F-star entered into an exclusive licensing agreement with AstraZeneca plc under which AstraZeneca received global rights to research, develop and commercialize next generation Stimulator of Interferon Genes (STING) inhibitor compounds. AstraZeneca was granted exclusive access to F-star’s novel preclinical STING inhibitors and will be responsible for all future research, development and commercialization of the STING inhibitor compounds. F-star retains rights to all STING agonists, currently in clinical development for patients with cancer. This agreement is subject to the second CVR with the former shareholders of Spring Bank Pharmaceuticals.

SECOND QUARTER 2021 FINANCIAL SUMMARY

Cash and cash equivalents as of June 30, 2021, were $81.6 million, compared to $18.5 million at December 31, 2020.

Research & Development (R&D) expenses were $8.4 million for the quarter ended June 30, 2021, compared to $2.1 million for the corresponding quarter in 2020. The $6.3 million increase was primarily related to manufacturing costs and clinical costs with four programs now in the clinic versus one clinical program in Q2 2020.

General & Administrative (G&A) expenses were $6.5 million for the quarter ended June 30, 2021, compared to $3.2 million for the second quarter of 2020. This $3.3 million increase in G&A expense was primarily due to increased non-cash stock-based compensation expense, legal and professional fees and costs associated with operating as a public company.

Net loss was $15.6 million or a loss per share of $0.92 (basic and diluted), for the quarter ended June 30, 2021, compared to a net loss of $6.5 million or a loss per share of $3.53 (basic and diluted) for the quarter ended June 30, 2020.

CONFERENCE CALL AND WEBCAST

F-star will host a conference call today, August 12, 2021, beginning at 9:00 AM EDT. To join the webcast, go to website. To join by phone, participants may dial 1-833-471-0868 in the US/Canada or 1-914-987-7751 for International calls or 0800 0288438 or 0203 1070289 for the United Kingdom, at least 10 minutes prior to the start of the call.

A recording of the conference call will be available on the ‘Events & Presentations’ section of the Company’s website at www.f-star.com from August 13, 2021.

About F-star Therapeutics, Inc.

F-star is a clinical-stage biopharmaceutical company developing tetravalent bispecific antibodies for a transformation in cancer therapy. By developing medicines that seek to block tumor immune evasion, the Company’s goal is to offer patients greater and more durable benefits than current immuno-oncology treatments. Through its proprietary tetravalent, bispecific natural antibody (mAb²™) format, F-star’s mission is to generate highly differentiated best-in-class drug candidates with monoclonal antibody-like manufacturability. For more information visit www.f-star.com and follow us on LinkedIn and Twitter.

Forward Looking Statements

Certain statements contained in this communication regarding matters that are not historical facts, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future, and, therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. F-star undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. In some cases, you can identify forward-looking statements by terminology such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” or the negative of these terms or other comparable terminology, which are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements are based on our expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements due to a number of factors, including, but not limited to, the cash balances of F-star, the ability of F-star to remain listed on the Nasdaq Capital Market, F-star’s status as a clinical stage immuno-oncology company and its need for substantial additional funding in order to complete the development and commercialization of its product candidates, that F-star may experience delays in completing, or ultimately be unable to complete, the development and commercialization of its product candidates, that F-star’s clinical trials may fail to adequately demonstrate the safety and efficacy of its product candidates, that preclinical drug development is uncertain, and some of F-star’s product candidates may never advance to clinical trials, that results of preclinical studies and early stage clinical trials may not be predictive of the results of later stage clinical trials, that F-star relies on patents and other intellectual property rights to protect its product candidates, and the enforcement, defense and maintenance of such rights may be challenging and costly, and that F-star faces significant competition in its drug discovery and development efforts.

New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. These risks are more fully discussed in F-star’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the SEC. Forward-looking statements included in this communication are based on information available to F-star as of the date of this communication. F-star does not assume any obligation to update such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

F-star Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(Unaudited)

	June 30,	December 31,
	2021	2020
Cash and cash equivalents	$81,648	$18,526
Prepaid and other current assets	3,671	7,539
Other assets	39,655	37,544

Total assets	$124,974	$63,609

Term debt	$9,466	$—
Accounts payable and other current liabilities	9,953	16,977
Other liabilities	6,562	3,638

Total liabilities	25,981	20,615

Total stockholders’ equity	98,993	42,994

Total liabilities and stockholders’ equity	$124,974	$63,609

F-star Therapeutics, Inc.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

Unaudited

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
License revenue	$—	$543	$2,917	$1,898
Operating expenses:
Research and development	8,437	2,093	15,704	5,493
General and administrative	6,501	3,236	12,930	6,425

Total operating expenses	14,938	5,329	28,634	11,918

Loss from operations	(14,938)	(4,786)	(25,717)	(10,020)
Other non-operating (expense) income:
Other income (expense)	(46)	(143)	972	(1,670)
Change in fair value of convertible debt	—	(1,498)	—	(1,884)
Change in fair value of contingent value rights	(583)	—	(583)	—

Loss before income taxes	(15,567)	(6,427)	(25,328)	(13,574)
Income tax provision	(82)	(35)	(190)	(47)

Net loss	$(15,649)	$(6,462)	$(25,518)	$(13,621)

Net loss attributable to common shareholders	$(15,649)	$(6,462)	$(25,518)	$(13,621)

Basic and diluted adjusted net loss per common shares	$(0.92)	$(3.53)	$(1.95)	$(7.44)

Weighted-average number of shares outstanding-basic and diluted	17,022,417	1,830,075	13,083,230	1,829,993

For further information, please contact:

For investor inquiries

Lindsey Trickett

VP Investor Relations & Communications

+1 240 543 7970

lindsey.trickett@f-star.com

For media inquiries

Helen Shik

Shik Communications LLC

+1 617 510 4373

Shik.Helen10@gmail.com